October 22, 1998

DST SYSTEMS, INC.ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE 1998 FINANCIAL RESULTS

KANSAS CITY, MO--DST Systems, Inc. (DST) announces financial results for the third quarter and nine months ended September 30, 1998.

Quarter Ended September 30, 1998
For the quarter ended September 30, 1998, DST consolidated net income was $18.5 million compared to $14.1 million for the same quarter in 1997, an increase of 31.9%. Basic earnings per share were $.38 ($.37 on a diluted basis) for the current year quarter compared to $.29 basic earnings per share ($.28 on a diluted basis) for the prior year quarter, an increase in basic earnings per share of 31.0% and an increase in diluted earnings per share of 32.1%.

Consolidated revenues for the quarter ended September 30, 1998 totaled $186.3 million, an increase of 16.5% over the prior year quarter. U.S. revenues were $152.3 million for the quarter, an increase of 13.5% over comparable period 1997 revenues. This revenue increase resulted principally from growth in mutual fund shareowner processing revenues. Output services, Automated Work Distributor
(AWD) and satellite TV subscriber management revenues also increased.

U.S. mutual fund shareowner accounts serviced totaled 48.9 million at September 30, 1998 (excluding approximately 650,000 accounts of GT Global which terminated its services with DST as a result of its acquisition by the AIM Management Group), an increase of 1.5% from the 48.2 million serviced at June 30, 1998, and an increase of 8.7% from the 45.0 million serviced at December 31, 1997. Excluding the

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impact of GT Global, new accounts during the quarter were 1.4 million,  of which approximately 500,000 were IRA accounts. New Roth or Educational IRA accounts represented approximately 43% of the IRA account growth. Pages printed by OTI in the U.S. increased 18.2% over third quarter 1997 volumes to 373 million pages. AWD workstations licensed in the U.S. increased 23.4 % over year end 1997 levels to 25,500 workstations.

International revenues totaled $34.0 million for the quarter, an increase of 32.2% over comparable prior year quarter revenues, primarily resulting from revenues attributable to increased investment accounting software licenses and services, Canadian mutual fund processing, and AWD software and services. The planned introduction of the European Monetary Unit contributed to increased demand for the Company's international investment management products.

Consolidated income from operations increased 22.3% over the prior year quarter to $26.4 million, with an operating margin of 14.2% compared to 13.5% for the prior year quarter. U.S. operating income equaled $22.0 million for the quarter ended September 30, 1998, an increase of 5.8% over prior year quarter results. U.S. costs and expenses increased 17.6% to $112.4 million, primarily from increases in personnel costs to support business growth, third party software usage costs and increases in development costs for DST's new securities transfer system (Fairway). U. S. depreciation and amortization costs were unchanged from the prior year quarter. International businesses posted an aggregate operating income of $4.4 million for the current year quarter, an increase of $3.7 million from the $0.7 million operating income recorded for the prior year quarter, primarily driven by higher revenues previously described.

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Other income for the quarter ended  September 30, 1998  increased as a result of gains on the sale of certain marketable equity securities.

DST recorded equity in losses of unconsolidated affiliates of $1.2 million for the quarter ended September 30, 1998, compared to $0.5 million recorded in the third quarter of 1997. This was caused primarily by non-recurring debt refinancing costs incurred by real estate related affiliates to take advantage of lower interest rates. Increased earnings were recorded at Boston Financial Data Services, Inc. from higher levels of mutual fund activity. Lower earnings were recorded at Argus Health Systems, Inc. (Argus). The amount of DST's share of losses at European Financial Data Services decreased from the prior year quarter, but were higher than second quarter 1998 as a result of increased costs associated with FAST2000 development and conversion activity.

DST's effective tax rate was 31.6% for the third quarter 1998, compared to 33.2% for the prior year quarter, primarily caused by lower marginal tax rates for international earnings, principally in the U.K., and recognition of the benefits associated with new Missouri income apportionment rules designed to attract and retain mutual fund service companies.

Nine Months Ended September 30, 1998
For the nine months ended September 30, 1998, consolidated net income totaled $54.7 million compared to $43.0 million for 1997, an increase of 27.2%. Basic earnings per share were $1.12 ($1.09 per share on a diluted basis) compared to basic earnings per share of $.87 ($.86 per share on a diluted basis) for the nine months ended September 30, 1997, an increase of 28.7% in basic earnings per share and 26.7% in diluted earnings per share.

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Consolidated  revenues for the nine months ended  September  30, 1998  increased
17.7% to $558.0  million.  U.S.  revenues  increased  14.1% to  $462.1  million,
primarily   from  higher  mutual  fund  and  output   services   revenues,   and
international revenues grew 39% to $95.9 million. Consolidated operating income increased 29.4% over the comparable 1997 period to $85.7 million, aided by improved international operations. U.S. operating income increased 11.7% to $74.6 million. International operating income totaled $11.1 million compared to a loss of $0.6 million for the prior year.

DST recorded $1.5 million in equity in losses of unconsolidated affiliates for the 1998 year to date period compared to $1.4 million in equity in earnings of unconsolidated affiliates for the comparable 1997 period, primarily due to lower earnings at Argus and non-recurring real estate debt refinancing costs. The year-to-date effective income tax rate increased slightly to 34.9% in 1998 from 34% in 1997.

USCS International, Inc. Merger
The proposed DST/USCS merger has received notice of early termination of the waiting period under the Hart/Scott/Rodino Act. DST and USCS have filed proxy materials with the Securities and Exchange Commission and anticipate a closing of the merger in the fourth quarter 1998.

                                 * * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting actual future results, including those set forth in Form 8-K/A dated April 13, 1998 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comments.

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

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                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                For the Three Months             For the Nine Months
                                                 Ended September 30,             Ended September 30,
                                               -------------------------------  -------------------------------
                                                 1997             1998              1997             1998
                                               -------------------------------  -------------------------------

Revenues                                       $ 159,863        $ 186,256         $ 473,941        $ 557,972

Costs and expenses                               118,811          139,932           349,148          411,573
Depreciation and amortization                     19,453           19,910            58,551           60,711
                                                 -------          -------           -------          -------

Income from operations                            21,599           26,414            66,242           85,688

Interest expense                                  (1,960)          (1,829)           (6,006)          (6,087)
Other income, net                                  2,241            3,501             4,451            5,491
Equity in earnings (losses) of
     unconsolidated affiliates                      (507)          (1,162)           1,357            (1,529)
                                                   -----          -------           ------           -------

Income before income taxes and minority
     interests                                    21,373           26,924            66,044           83,563

Income taxes                                       7,097            8,495            22,463           29,153
                                                  ------           ------           -------          ------
Income before minority interests                  14,276           18,429            43,581           54,410
Minority interests                                   222              (102)             607             (244)
                                                    ----             -----             ----             -----

Net income                                      $ 14,054         $ 18,531          $ 42,974         $ 54,654
                                               =========        =========         =========        =========

Average common shares outstanding                 49,236           48,994            49,378           48,988
Basic earnings per share                          $ 0.29           $ 0.38            $ 0.87           $ 1.12

Diluted shares outstanding                        49,804           50,102            49,862           49,991
Diluted earnings per share                        $ 0.28           $ 0.37            $ 0.86           $ 1.09

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DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer